Exhibit 3.279

ARTICLES OF INCORPORATION

OF

SALC, INC.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is SALC, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose or purposes for which the corporation is organized are:

To transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is 1,000 shares of common stock of the par value of One Dollar ($1.00) each. The corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

No holder of securities of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the corporation now or hereafter authorized to be issued, or securities held in the treasury of the corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise. Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

ARTICLE V

If, with respect to any action taken by the shareholders of the corporation, any provision of the Texas Business Corporation Act would, but for this Article V, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be cast thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action.

ARTICLE VI

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of not less than One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

ARTICLE VII

A. No director of the corporation shall be liable to the corporation or any of its shareholders for monetary damages for- an act or omission in the director’s capacity as a director, except that this Article VII shall not eliminate or limit the liability of a director of the corporation for: (i) a breach of such director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; (iv) an act or omission for which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

B. If the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors of the corporation, then the liability of a director of the corporation shall be limited to the fullest extent permitted by the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the corporation provided by the foregoing provisions of this Article VII.

C. Any repeal of or amendment to this Article VII shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment.

ARTICLE VIII

The post office address of the corporation’s initial registered office is 400 N. St. Paul, Dallas, Texas 75201, and the name of its initial registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE IX

The number of directors constituting the initial board of directors is one, and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successor or successors are elected and qualify is:

Name	Address

John Pasley	6121 IH 35 North Austin, Texas 78752

ARTICLE X

The name and address of the incorporator is:

Name	Address
Margaret K. Klineberg	2121 San Felipe, Suite 129 Houston, Texas 77019

IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of April, 1996.

/s/ Margaret K. Klineberg
Margaret K. Klineberg